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MONRO MUFFLER BRAKE, INC. & SUBSIDIARY                            Exhibit 11.01
COMPUTATION OF PER SHARE EARNINGS
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Net income per share was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding.

                                        YEAR ENDED MARCH 31,
                                       1997     1996     1995
                                       ----     ----     ----
                                       (DOLLARS IN THOUSANDS,
                                        EXCEPT PER SHARE DATA)
EARNINGS

Net income available to
 common shares                       $10,191   $7,614   $9,084
                                     =======   ======   ======
SHARES

Weighted average number of
 common shares                         7,426    7,210    7,082

Assuming conversion of Class
 C Convertible Preferred
 Stock                                   576      576      576

Dilutive effect of
 outstanding options                     169      291      426
                                     -------   ------   ------

Total common and common
 equivalent shares                     8,171    8,077    8,084
                                     =======   ======   ======


EARNINGS PER SHARE                   $  1.25   $  .94   $ 1.12
                                     =======   ======   ======



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